Exhibit 99.1

News Release

Synchrony Announces Approval of a $4 Billion Share Repurchase
Program and Plans to Increase Quarterly Common Stock Dividend to
$0.22 Per Share

STAMFORD, Conn. - May 9, 2019 - Synchrony Financial (NYSE: SYF) announced today that its Board of Directors has approved a share repurchase program of up to $4 billion, commencing this quarter through June 30, 2020, and intends to increase the quarterly cash dividend from $0.21 to $0.22 per share of common stock, commencing in the third quarter of 2019.

The company expects to make share repurchases from time to time subject to market conditions and other factors, including legal and regulatory restrictions and required approvals.

About Synchrony

Synchrony (NYSE: SYF) is a premier consumer financial services company delivering customized financing programs across key industries including retail, health, auto, travel and home, along with award-winning consumer banking products. With more than $140 billion in sales financed and 80.3 million active accounts, Synchrony Financial brings deep industry expertise, actionable data insights, innovative solutions and differentiated digital experiences to improve the success of every business we serve and the quality of each life we touch. More information can be found at www.synchronyfinancial.com and through Twitter: @Synchrony.

Contacts
Investor Relations:                        Media Relations:
Greg Ketron        Jennifer Church                Sue Bishop
(203) 585-6291        (203) 585-6508                (203) 585-2802
InvestorRelations@syf.com                    Media.Relations@syf.com